NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2015 Production
and Provides 2016 Production Guidance

Chicago, Illinois - January 11, 2016 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced fourth quarter production of 4.0 million ounces of silver and 91,551 ounces of gold, or 9.5 million silver equivalent1 ounces.
Full-year 2015 production was 15.9 million silver ounces, at the high-end of Company guidance of 15.2 - 16.1 million ounces, and 327,908 gold ounces, in-line with Company guidance of 309,000 - 338,000 ounces. Full-year silver equivalent1 production totaled 35.6 million ounces, at the high-end of Company guidance of 33.7 - 36.4 million ounces.
In 2016, Coeur expects to produce 14.6 - 16.0 million ounces of silver and 320,000 - 347,000 ounces of gold, or 33.8 - 36.8 million silver equivalent1 ounces.
Quarterly Production Results
2015 Production Results
Coeur's 2015 silver and gold production results are shown below, along with the Company's most recent production guidance as of November 2, 2015.

(silver ounces in thousands)	Silver		Gold		Silver Equivalent[1]
	2015 Guidance	2015 Result	2015 Guidance	2015 Result	2015 Guidance	2015 Result
Palmarejo	4,700 - 5,000	5,149	65,000 - 70,000	70,922	8,600 - 9,200	9,404
San Bartolomé	5,300 - 5,500	5,436	—	—	5,300 - 5,500	5,436
Rochester	4,700 - 5,000	4,631	55,000 - 65,000	52,588	8,000 - 8,900	7,786
Endeavor	500 - 600	629	—	—	500 - 600	629
Kensington	—	—	115,000 - 125,000	126,266	6,900 - 7,500	7,576
Wharf	—	56	74,000 - 78,000	78,132	4,440 - 4,680	4,744
Total	15,200 - 16,100	15,901	309,000 - 338,000	327,908	33,740 - 36,380	35,575

1. Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

2016 Production Outlook
Coeur's 2016 silver and gold production guidance is shown below.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent[1]
Palmarejo	3,800 - 4,300	67,000 - 72,000	7,820 - 8,620
San Bartolomé	5,700 - 6,000	—	5,700 - 6,000
Rochester	4,700 - 5,200	48,000 - 55,000	7,580 - 8,500
Endeavor	350 - 400	—	350 - 400
Kensington	—	115,000 - 125,000	6,900 - 7,500
Wharf	80 - 100	90,000 - 95,000	5,480 - 5,800
Total	14,630 - 16,000	320,000 - 347,000	33,830 - 36,820

4Q 2015 Operational Results
Fourth quarter operational highlights for each of Coeur's operations are provided below.

Palmarejo, Mexico	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Underground Operations:
Tons mined	189,383	190,399	172,730	149,150	187,729
Average silver grade (oz/t)	3.96	4.11	3.90	4.34	4.49
Average gold grade (oz/t)	0.06	0.10	0.09	0.07	0.06
Surface Operations:
Tons mined	102,019	247,071	257,862	281,481	320,802
Average silver grade (oz/t)	3.86	3.56	3.47	3.79	2.90
Average gold grade (oz/t)	0.03	0.03	0.03	0.04	0.03
Processing:
Total tons milled	301,274	427,635	435,841	451,918	510,813
Average recovery rate – Ag	95.4%	87.9%	78.5%	78.7%	80.2%
Average recovery rate – Au	88.8%	84.7%	76.2%	73.9%	78.7%
Silver production ounces (000's)	1,126	1,422	1,247	1,354	1,444
Gold production ounces	14,326	22,974	18,127	15,495	15,237
Silver-equivalent[1] production ounces (000's)	1,986	2,800	2,335	2,284	2,358

•	Transition to higher-grade, higher-margin underground operations from two ore sources - Guadalupe and Independencia - remains on-track.

•	Full-year 2015 production of 5.1 million silver ounces and 70,922 gold ounces (9.4 million silver equivalent[1] ounces) exceeded the high-end of the Company's guidance range.

•	Achieved mining rate of 2,000 tons per day from the Guadalupe deposit, and averaged a mining rate of approximately 1,700 tons per day over the entire quarter.

•	Reached the Independencia deposit in early January as planned and expect to achieve first production from the ore body later in the first quarter.

•	Recovery rates continue to climb as a result of several process enhancements that were implemented during 2015 and due to a higher amount of ore coming from underground operations.

•	Open-pit operations are expected to end in the first quarter of 2016 and mining in the legacy Palmarejo underground is expected to cease in mid-2016.

Rochester, Nevada	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Tons placed	4,411,590	4,128,868	3,859,965	4,013,879	3,876,944
Average silver grade (oz/t)	0.60	0.59	0.61	0.74	0.60
Average gold grade (oz/t)	0.003	0.003	0.003	0.004	0.004
Silver production ounces (000's)	1,107	1,086	1,294	1,144	1,170
Gold production ounces	11,564	10,892	16,411	13,721	15,764
Silver equivalent[1] production ounces (000's)	1,800	1,740	2,279	1,967	2,116

•
Full-year silver equivalent[1] production of 7.8 million ounces increased 13% over 2014, the second year of double-digit production growth, and was slightly below the Company's 2015 guidance range due to numerous snow storms in December and timing of leaching on the Stage III leach pad.

•	Placed an average of 47,000 tons per day on the leach pad in the fourth quarter, and expect to average 50,000 tons per day by mid-2016, once ramp up of the recently expanded crusher is complete.

Kensington, Alaska	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Tons milled	161,927	165,198	170,649	164,951	167,417
Average gold grade (oz/t)	0.22	0.19	0.18	0.24	0.21
Average recovery rate	96.0%	93.9%	94.9%	94.8%	94.2%
Gold production ounces	33,714	28,799	29,845	33,909	33,533

•
Full-year gold production of 126,266 ounces was 7% higher than 2014 production and represents highest level since operations began in 2010. Record operating results were due to a 16% increase in the average grade as well as a higher recovery rate.

•
Development of the Jualin decline has advanced approximately 1,500 feet and remains on-schedule. Underground drilling of the high-grade Jualin deposit, which is designed to increase confidence levels of existing resources and to expand the size of the ore body, is expected to begin during the first quarter of 2016.

Wharf, South Dakota	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Tons placed	1,147,130	1,149,744	887,409	415,996	—
Average gold grade (oz/t)	0.032	0.035	0.025	0.020	—
Average plant recovery rate - Au	97.3%	92.8%	76.7%	85.9%	—
Gold production ounces	31,947	23,104	16,472	6,609	—
Silver production ounces	17,043	19,365	19,336	—	—
Gold equivalent[1] production ounces	32,231	23,427	16,794	6,609	—

•	Full-year production of 79,061 gold equivalent[1] ounces exceeded the Company's guidance range and reflects Coeur's ownership since February of 2015.

•	Strong crushing rates and process plant improvements led to a 38% increase in gold equivalent production during the fourth quarter compared with the third quarter.

•	Improved process plant efficiencies have led to a significant increase in the average plant recovery rate since acquiring the operation in early 2015.

•	Full-year 2016 production is expected to be approximately 20% higher than 2015 production.

San Bartolomé, Bolivia	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Tons milled	475,695	373,201	457,232	406,951	454,136
Average silver grade (oz/t)	3.84	3.76	3.73	3.65	3.77
Average recovery rate	84.9%	84.0%	87.6%	81.6%	88.0%
Silver production ounces (000's)	1,551	1,178	1,495	1,213	1,506

•	Fourth quarter production increased 32% compared with the third quarter.

•
Coeur recently increased its purchases of higher-grade ore from local sources to supplement tonnage from ongoing mining activities. Approximately 15% of fourth quarter production was derived from third-party ore purchases.

•	Full-year 2016 production is expected to be 5-10% higher than 2015 full-year production of 5.4 million silver ounces, with approximately 30% expected to be attributable to third-party ore purchases.

Endeavor, Australia	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Silver production ounces (000's)	172	121	204	133	191

•	Silver production received from the Company's silver stream on the Endeavor mine in Australia increased by 42% compared to the third quarter and totaled 629,000 ounces for the full-year.

Financial Results and Conference Call
Coeur will report its full operational and financial results for the fourth quarter and full-year 2015 on February 10, 2016 after the New York Stock Exchange closes for trading. There will be a conference call on February 11, 2016 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining

The conference call and presentation will also be webcast on the Company’s website www.coeur.com. Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management.
A replay of the call will be available through February 25, 2016.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)

                            (412) 317-0088 (International)
Conference ID:        100 77 791
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, the Zaruma mine in Ecuador, and the Correnso mine in New Zealand. In addition, the Company has two silver-gold exploration projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, margins, operations at Palmarejo, and development efforts at Palmarejo and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Dana Willis, Coeur's Director, Resource Geology and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

For Additional Information:
Rebecca Hussey, Senior Analyst, Investor Relations
(312) 489-5827
www.coeur.com